Exhibit 2.4

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of April 27, 2006, is made and entered into by and among Texas Petrochemicals LP, a Texas limited partnership (“Purchaser”), Huntsman Petrochemical Corporation, a Delaware corporation (“Huntsman Petrochemical”), and Huntsman Fuels, L.P., a Texas limited partnership (“Huntsman Fuels” and, together with Huntsman Petrochemical, the “Sellers”). The Purchaser and the Sellers are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties have entered into an Asset Purchase Agreement dated April 5, 2006 (the “Asset Purchase Agreement”); and

WHEREAS, the Parties now desire to amend certain provisions of the Asset Purchase Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Asset Purchase Agreement.

2. Amendments.

(a) Section 6.16 of the Asset Purchase Agreement is hereby deleted and replaced in its entirety with the following “[Reserved]”, and the Table of Contents to the Asset Purchase Agreement is hereby amended accordingly.

(b) Schedule 6.16 attached to the Asset Purchase Agreement is hereby deleted in its entirety, and the List of Schedules to the Asset Purchase Agreement is hereby amended accordingly.

3. Effect of Amendments. The amendments set forth herein are limited precisely as written and shall not be deemed to be a consent to, or waiver or modification of, any other term or condition of the Asset Purchase Agreement. Except as expressly amended hereby, the terms and provisions of the Asset Purchase Agreement are and shall remain in full force and effect. In the event of conflict between this Amendment and the Asset Purchase Agreement, this Amendment shall control.

4. Counterparts. This Amendment may be executed in two or more counterparts, no one of which need be executed by all Parties but all of which shall constitute but one and the same contract, and each of which shall be deemed an original. It shall not be necessary in making proof of this Amendment or the terms hereof to produce or account for more than one of such counterparts.

5. Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Amendment or the intent of any provision hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed, as of the date first above written.

PURCHASER:

TEXAS PETROCHEMICALS LP By Texas Petrochemicals Inc., General Partner

By:	/s/ Charles Shaver
Name:	Charles Shaver
Title:	President / CEO

SELLERS:

HUNTSMAN PETROCHEMICAL CORPORATION

By:	/s/ Russ R. Stolle
Name:	Russ R. Stolle
Title:	Vice President

HUNTSMAN FUELS, L.P. By Petrostar Fuels LLC, General Partner

By:	/s/ Kevin Ninow
Name:	Kevin Ninow
Title:	President

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